Forescout Commences Litigation Against Advent International

SAN JOSE, Calif., May 20, 2020 - Forescout Technologies, Inc. (Nasdaq: FSCT), the leader in device visibility and control, filed a complaint with the Delaware Court of Chancery asserting that affiliates of Advent International Corporation ("Advent") have violated the terms of their merger agreement with Forescout. Forescout is asking the Court to compel Advent to honor its commitments and immediately complete the pending acquisition of Forescout.

On May 15, 2020, Advent notified Forescout that it would not consummate the acquisition on May 18, 2020, as scheduled. Advent’s purported excuse for its wrongful conduct is that a closing condition to the transaction has not been satisfied because a "material adverse effect" has occurred at Forescout. Forescout believes that no material adverse effect has occurred, that all closing conditions are satisfied, and that Advent is obligated to close the transaction. Forescout believes that Advent has relied on meritless excuses to support its position.

The merger agreement explicitly allocated the risk of any impacts from COVID-19 to Advent. Since announcing the transaction, Forescout shareholders overwhelmingly approved the transaction.

"We have satisfied all conditions to closing under our merger agreement, and a material adverse effect has not occurred," said Theresia Gouw, Chair of the Forescout Board. "The only change since the merger agreement was jointly executed in February is the deepening of the COVID-19 pandemic, which has significantly impacted global macro-economic conditions. All companies have been challenged by this pandemic, and it is highly disappointing that Advent would attempt to exploit market volatility to renege on its contractual obligations, particularly when the merger agreement explicitly excludes the effects of a pandemic as a material adverse event. Advent is required to promptly complete the transaction. We are taking immediate action to enforce Forescout’s rights and ensure that Advent fulfills its obligations. We are confident that the steps that we are taking are in the best interests of Forescout and its shareholders."

"I remain confident in the strength of Forescout and its incredible team," said Michael DeCesare, CEO and President of Forescout. "Forescout is in a strong financial position, with $100 million of cash on hand as of March 31, 2020. We are well positioned for success and the fundamentals of our business have not changed. Customers around the world trust Forescout to help solve their most pressing security challenges, and that’s exactly what we are doing."

Prior to announcing the Advent transaction on February 6, 2020, the Forescout Board conducted a robust and comprehensive process with the assistance of independent legal and financial advisors. Advent is a sophisticated and experienced investor, and over the course of its due diligence investigation - which lasted hundreds of hours over multiple months - Forescout shared with Advent all relevant information, including detailed financial and technical information as well as Forescout’s internal estimates and projections. The Forescout Board and management team dedicated significant time and resources to providing Advent with detailed and transparent information in response to its every request, ensuring that Advent had a complete picture of Forescout’s business and market opportunity.

About Forescout

Forescout provides security at first sight. Our company delivers device visibility and control to enable enterprises and government agencies to gain complete situational awareness of their environment and orchestrate action. Learn more at forescout.com.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding the pending acquisition of Forescout by Advent. These forward-looking statements involve risks and uncertainties. If any of these risks or uncertainties materialize, or if any of our assumptions prove incorrect, Forescout’s actual results could differ materially from the results expressed or implied by these forward-looking statements. These risks and uncertainties include risks associated with: the risk that the conditions to the closing of the transaction are not satisfied; litigation relating to the transaction; uncertainties as to the timing of the consummation of the transaction and the ability of each party to consummate the transaction; risks that the proposed transaction disrupts the current plans and operations of Forescout; and the risks described in the filings that Forescout makes with the Securities and Exchange Commission from time to time, including the risks described under the headings "Risk Factors" and "Management Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission (SEC) on February 28, 2020, as amended by Amendment No. 1 on Form 10-K/A to our Annual Report on Form 10-K, which was filed the SEC on April 29, 2020, and which should be read in conjunction with our financial results and forward-looking statements, and is available on the SEC filings section of the Investor Relations page of our website at https://

investors.Forescout.com. Additional information is set forth in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, which was filed with the SEC on May 11, 2020. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we do not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Contacts

Investor Relations:
Michelle Spolver
408-721-5884
michelle.spolver@forescout.com

Media Relations:
Katie Beck
650-314-8705
katie.beck@forescout.com

or

Joele Frank, Wilkinson Brimmer Katcher:
Joele Frank / Jed Repko / Andrew Siegel
212-355-4449